Exhibit 3.3

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

EARTHSTONE ENERGY, LLC

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of EARTHSTONE ENERGY, LLC (the “Company”) is entered into as of November 1, 2023, by Permian Resources Corporation, as sole member of the Company (the “Member”).

1. Name. The name of the limited liability company governed hereby is Earthstone Energy, LLC.

2. Purpose. The Company does and will exist for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is and will be, engaging in any lawful act or activity for which limited liability companies may be formed under the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.), as in effect from time to time (the “Act”), and engaging in any and all activities necessary or incidental to the foregoing.

3. Sole Member. The name and mailing address of the Member are as follows:

Name	Address
Permian Resources Corporation	300 N. Marienfeld St., Ste. 1000
Midland, Texas 79701

4. Powers. The Member shall manage the Company in accordance with this Agreement. The actions of the Member taken in such capacity and in accordance with this Agreement shall bind the Company. The Company shall not have any “manager,” as that term is defined in the Act.

(i) The Member shall have full, exclusive and complete discretion to manage and control the business and affairs of the Company, to make all decisions affecting the business, operations and affairs of the Company, to amend, modify or otherwise revise this Agreement to provide for the admission of additional members in, and/or the issuance of units representing equity interests of, the Company and to take all such actions as it deems necessary or appropriate to accomplish the purpose of the Company as set forth herein. Subject to the provisions of this Agreement, the Member (and the officers appointed under clause (ii) below) shall have general and active management of the day-to-day business and operations of the Company. In addition, the Member shall have such other powers and duties as may be prescribed by this Agreement. Such duties may be delegated by the Member to officers, agents or employees of the Company as the Member may deem appropriate from time to time.

(ii) The Member may, from time to time, designate one or more persons to be officers of the Company. No officer need be a member of the Company. Any officers so designated will have such authority and perform such duties as the Member may, from time to time, delegate to them. The Member may assign titles to particular officers, including, without limitation, chairman, chief executive officer, president, vice president, chief operating officer, secretary, assistant secretary, treasurer and assistant treasurer. Each officer will hold office until his or her successor will be duly designated and will qualify or until his or her death or until he or she will resign or will have been removed. Any number of offices may be held by the same person. The salaries or other compensation, if any, of the officers and agents of the Company will be fixed from time to time by the Member or by any officer acting within his or her authority. Any officer may be removed as such, either with or without cause, by the Member whenever in its judgment the best interests of the Company will be served thereby. Any vacancy occurring in any office of the Company may be filled by the Member. The names of the initial officers of the Company, and their respective titles, are set forth on the attached Schedule 1. Such officers are authorized to control the day-to-day operations and business of the Company.

5.	Director and Officer Liability.

(i) To the fullest extent permitted by applicable law, the personal liability of a director or officer to the Company and the Member for monetary damages for breach of fiduciary duty as a director or officer of the Company is eliminated, provided that such provision shall not limit the liability of a director or officer (a) for any breach of the director’s or officer’s duty of loyalty to the Company, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (c) for any transaction from which the director derived an improper personal benefit.

(ii) No amendment, modification or repeal of this Section 5 nor the adoption of any provision of the Company’s Amended and Restated Limited Liability Company Agreement inconsistent with this Section 5, shall adversely affect any right or protection of a director or officer that exists at the time of such amendment, modification or repeal.

6.	Indemnification.

(i) The Company shall indemnify to the fullest extent permitted by and in the manner permissible under the Act, as amended from time to time (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment), any person made, or threatened to be made, a party to any threatened, pending or completed action, suit, or proceeding, whether criminal, civil, administrative, or investigative, by reason of the fact that such person (a) is or was a director or officer of the Company or any predecessor of the Company or (b) served any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner, trustee, employee or agent at the request of the Company or any predecessor of the Company; provided, however, that except for a suit by a person against the Company to recover indemnified amounts, the Company shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized in advance by the Member.

(ii) The right to indemnification in this Section 6 shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Agreement, agreement, vote or action of the Member or otherwise. No repeal or modification of this Section 6 shall in any way diminish or adversely affect the rights of any present or former director or officer of the Company or any predecessor thereof hereunder in respect of any occurrence or matter arising prior to any such repeal or modification.

(iii) The Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the Act.

(iv) The Company may grant rights to indemnification to any present or former employee or agent of the Company or any predecessor of the Company to the fullest extent of the provisions of this Section 6 with respect to the indemnification of directors and officers of the Company.

7. Tax Elections. The fiscal and taxable year of the Company shall be the calendar year.

8. Dissolution. The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following (a) the written consent of the Member, (b) the resignation, expulsion, insolvency, bankruptcy or dissolution of the Member, or (c) the occurrence of any other event which terminates the continued membership of the Member in the Company.

9. Allocation of Profits and Losses. The Company’s profits and losses shall be allocated to the Member.

10. Liability of Member. The Member shall not have any liability for the obligations or liabilities of the Company except to the extent provided in the Act.

11. Governing Law. This Agreement shall be governed by, and construed under, the internal laws of the State of Delaware, all rights and remedies being governed by said laws.

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Amended and Restated Limited Liability Company Agreement as of the date first written above.

MEMBER: PERMIAN RESOURCES CORPORATION

By:	/s/ Guy M. Oliphint
Name:	Guy M. Oliphint
Title:	Executive Vice President and Chief Financial Officer

(Amended and Restated Limited Liability Company Agreement)

Schedule 1

Initial Officers

The Schedule of Officers is on file with the Company.

(Smits Merger Sub II LLC Limited Liability Company Agreement)